UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2007

Date of Report (Date of earliest event reported)

AQUENTIUM, INC.

(Name of small business issuer in its charter)

Delaware (State of incorporation)	000-23402 (Commission File Number)	11-2863244 (I.R.S. Employer Identification No.)

19125 North Indian Avenue, P.O. Box 580943, North Palm Springs, California 92258

(Address of principal executive offices)

(760) 329-4139

(Issuer’s telephone number)

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2007, Aquentium, Inc. entered into a joint venture agreement with Mootah Energetic Pty, Ltd., a Republic of  Botswana company (“Mootah”).  Aquentium and Mootah agreed to jointly develop a mining concession granted to Mootah by the Republic of Botswana.

Prospecting License No. PL 163/2007 (“License”) was granted to Mootah on July 30, 2007, and on September 20, 2007, Aquentium issued 100,000 shares of common stock, valued at approximately $7,000, to Mootah in consideration for a 51% interest in that License.  The License provides for the exclusive right to prospect a 572.6 square kilometer area located in Southern Botswana for copper, nickel, lead, silver, gold, platinum group metals and uranium.  The initial term of the License is for a period of three years, ending on June 30, 2010.  The holder of the License is required to pay an annual charge of approximately 2,863 Botswana Pula (BWP) to the Botswana Office of the Director of Geological Survey and required to incur the minimum annual expenditures outlined for a prospecting program, discussed below.

The holder of the License is required to conduct a prospecting program that satisfies minimum annual expenditures over a three year period.  The estimated costs are BWP400,000.00 (approximately $80,000 U.S.) in year one to review the historical data of the License area and complete mapping and geological assessments.  In year two, the holder should begin soil sampling, complete a detailed ground survey and begin drilling of priority targets.  The minimum annual expenditure for years two and three is BWP800,000.00 (approximately $160,000 U.S.) per year.  In year three, test drilling should continue and assays should be conducted for any mineral occurrences.

As a joint venture partner, Aquentium has agreed to use its best efforts to raise the necessary capital to purchase and operate any and all equipment for the exploration and mining operations.  Our management initially intends to seek private funding for this joint venture.  We have also agreed to provide the staff to conduct the mining operations.  We will receive 51% of any net revenues for the operations and Mootah will receive 49% of any net revenues.

The joint venture agreement is for a term of three years, ending in September 2010.  The joint venture agreement may be terminated by either party due to a substantial breach of a material provision or Aquentium may terminate the agreement if there is an unacceptable change in control of the government of Botswana.  In addition, Mootah granted Aquentium an option to continue operations related to the License for a period of 25 years.

Management notes that gold has traded recently at over $700 per ounce and management believes that the price of uranium will surge as the world seeks the clean energy of nuclear power.  We cannot assure you that we will be successful in locating these particular minerals in the License area, but we intend to seek funding to launch the exploration of the License area.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2007	AQUENTIUM, INC. By: /s/ Mark T. Taggatz Mark T. Taggatz, President